Exhibit 1.2

ACE INA HOLDINGS INC.

(a Delaware corporation)

Debt Securities

Unconditionally Guaranteed as to Payment of

Principal, Premium, if any, and Interest by

ACE LIMITED

TERMS AGREEMENT

February 7, 2008

To:	ACE INA HOLDINGS INC.

436 Walnut Street, WB12B

Philadelphia, PA 19106

ACE LIMITED

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08, Bermuda

Ladies and Gentlemen:

We understand that ACE INA Holdings Inc., a Delaware company (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its senior debt securities (the “Underwritten Securities”), which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by ACE Limited, a Cayman Islands company. Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Underwritten Securities opposite their names set forth below at the purchase price set forth below.

Underwriter	Percentage	Principal Amount of Underwritten Securities
Banc of America Securities LLC	40.0%	$120,000,000
Citigroup Global Markets Inc.	12.0%	36,000,000
Deutsche Bank Securities Inc.	12.0%	36,000,000
J.P. Morgan Securities Inc.	12.0%	36,000,000
Mitsubishi UFJ Securities International plc	12.0%	36,000,000
Wachovia Capital Markets, LLC	12.0%	36,000,000

Settlement Date (T+5 days):	100%	$300,000,000

The Underwritten Securities shall have the following terms:

Title:	5.80% Senior Notes due 2018

Rank:	Senior Debt

Ratings:	A3 / A- / A (stable/ stable / stable)

Aggregate principal amount:	$300,000,000

Denominations:	$2,000 and integral multiples of $1,000 in excess of $2,000

Currency of payment:	United States dollars

Interest rate or formula:	5.80% per annum

Interest payment dates:	Each March 15 and September 15, commencing September 15, 2008

Regular record dates:	Each March 1 and September 1

Stated maturity date:	March 15, 2018

Redemption provisions:	As disclosed in the Company’s Prospectus Supplement dated February 7, 2008 to Prospectus dated February 7, 2008

Sinking fund requirements:	None

Conversion or exchange provisions:	None

Listing requirements:	None

Black-out provisions:	None

Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price:	99.916% of the principal amount, plus accrued interest, if any, from February 14, 2008.

Purchase price:	99.266% of principal amount.

Form:	Global certificate representing the Underwritten Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company.

Applicable Time:	8 P.M.

Other terms and conditions:	The Underwritten Securities will be issued under an indenture dated as of August 1, 1999, among the Company, the Guarantor and J.P. Morgan Trust Company, National Association, as trustee (the “Senior Indenture”). All references in the Underwriting Agreement (as defined below) to the “applicable Indenture” shall be deemed to refer to the Senior Indenture.

Closing date and location:	February 14, 2008; Sidley Austin LLP, 787 Seventh Avenue, New York, New York, 10019

Notices: Notice to the Underwriters shall be directed to the Representative(s) c/o:

Banc of America Securities LLC

Attention: High Grade Transaction Management/Legal

9 West 57th Street

NY1-040-27-03

New York, New York 10019

All of the provisions contained in the document attached as Annex I hereto entitled “ACE INA HOLDINGS INC.—Senior and Subordinated Debt Securities – Unconditionally Guaranteed as to Payment of Principal, Premium, if any, and Interest by ACE LIMITED —Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please accept this offer no later than 8 o’clock P.M. (New York City time) on February 7, 2008 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By	/s/ Peter Carbone
Authorized Signatory

Acting on behalf of itself and as Representative of the other named Underwriters.

Accepted:

ACE INA HOLDINGS INC.

By	/s/ Francis W. McDonnell
Name:	Francis W. McDonnell
Title:	Chief Financial Officer

ACE LIMITED

By	/s/ Paul Medini
Name:	Paul Medini
Title:	Chief Accounting Officer

Schedule I

ISSUER FREE WRITING PROSPECTUS

Final Term Sheet dated February 7, 2008 (attached hereto as Schedule II)

Schedule II

$300,000,000

ACE INA Holdings Inc.

5.80% Senior Notes due 2018

Fully and Unconditionally Guaranteed by

ACE Limited

FINAL TERM SHEET

Dated: February 7, 2008

Issuer:	ACE INA Holdings Inc.

Guarantor:	ACE Limited

Issue Ratings:	A3 / A- / A (stable / stable / stable)

Security Type:	SEC Registered Senior Unsecured Notes

Size:	$300,000,000

Maturity:	March 15, 2018

Coupon (Interest Rate):	5.80%

Price:	99.916%

Yield:	5.81%

Spread to Benchmark Treasury:	+215 bps

Benchmark Treasury:	3.50% due 2/15/18

Benchmark Treasury Price and Yield:	98-21+ (3.66% yield)

Interest Payment Dates:	The 15th day of each March and September, commencing September 15, 2008

Redemption Provision:	Make Whole Call - UST +35 bps Redemption for Changes in Withholding Taxes - Par

Net Proceeds to ACE INA (before expenses):	$297,798,000

Settlement:	T+5 (February 14, 2008)

Sole Book-Running Manager:	Banc of America Securities LLC

Co-Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. Mitsubishi UFJ Securities International plc Wachovia Capital Markets, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.